Exhibit 10.9

No. (7)

THIS AGREEMENT is made on the 21-1-2021 BETWEEN FAIRCO HOLDINGS LIMITED (holder of *Hong Kong Identity No. / Business Registration No. _____________) of ______________ (hereinafter called “the Landlord”) of the first part and STUDENT LIVING CULTURE TECHNOLOGY LIMITED (holder of *Hong Kong Identity No. / Business Registration No. ______________) of ______________ (hereinafter called “the Tenant”) of the second part (Warning as per EAA circular: Each party must provide valid address, otherwise the other party could not be contacted if there is need or dispute. ) and CENTALINE PROPERTY AGENCY LIMITED (Licensed Estate Agency Company Licence No. C-000227) whose registered office is situated at 5/F., Tower 1, New World Tower, 18 Queen’s Road Central, Hong Kong (hereinafter called “the Agent”) of the third part.

NOW IT IS HEREBY AGREED as follows:

1.	The Landlord shall let and the Tenant shall take through the Agent all that PORTION A ON GROUND FLOOR, 1/F-5/F AND ROOF NO. 1-3 WOO SUNG STREET, JORDAN, KOWLOON (hereinafter called “the said premises”)

2.	The Landlord and the Tenant have agreed to enter into the formal tenancy agreement on or before ______________ subject to the terms and conditions herein contained.

3a.	The term of the Tenancy shall be ________________ commencing from ______________ to ______________ (both days inclusive).

3b.	The Tenant shall be entitled to a rent free period of ______________ days from ______________ to ______________ (both days inclusive) provided that *the Tenant/the Landlord shall be responsible for the charges of the Government Rent & Rates and management fees during such rent free period.

3c.	*The Tenant shall be entitled to take a further term *with same monthly rent / with the prevailing market rent / with the prevailing market rent and rental increment shall not exceed ______________ % in any event from the date of ______________ to ______________ (both days inclusive) on the same terms and conditions as herein contained except this Clause for renewal and the provision herein for any rent-free period by serving not less than ______________ months’ written notice before the expiration of the tenancy hereby created to the Landlord.

3d.	The Landlord and the Tenant shall be entitled to terminate this Agreement by serving not less than ______________ month’s prior written notice to the other party provided that such notice shall only be given on or after __________________.

4.	The said premises shall be used for RESIDENTIAL purpose.

5.	The monthly rent for the said premises shall be HK$ 112,500 (*inclusive/exclusive of Government Rent, Rates and Management Fees).

6.	Rental deposit shall be HK$ 337,500

7.	Part of rental deposit HK$ 112,500 shall be paid by the Tenant to the Landlord as deposit upon signing this Agreement.

8.	The Tenant shall on or before __________ pay:-

(a)	The balance of rental deposit HK$ 225,000

(b)	The rent for the first month HK$ 112,500

9.	Should the Tenant fail to complete the deal in the manner herein contained the deposit paid hereunder shall be forfeited and the Landlord shall then be entitled at his absolute discretion to let the said premises to anyone he thinks fit and the Landlord shall not sue the Tenant for any liabilities and/or damages caused by the Tenant’s default of this Agreement.

10.	Should the Landlord fail to let the said premises to the Tenant in the manner herein contained the Landlord shall compensate the Tenant with a sum equivalent to the amount of the deposit together with the refund of deposit and the Tenant shall not take any further action to claim for damages or to enforce specific performance.

11.	In consideration of the service rendered by the Agent, the Agent shall after this Agreement be entitled to receive HK$ 56,250 from the Tenant as commission, such commission shall be paid not later than _______.

12.	If in any cases, commencement of the lease falls through with fault on the part of either party, the defaulting party shall forthwith compensate the Agent the total of the commission payable by both parties to the Agent respectively pursuant to Clause 11 hereinabove as liquidated damages.

13. Should the Landlord and the Tenant after signing this Agreement both agree to cancel this Agreement without the consent of the Agent they will jointly and separately become the defaulting parties of this Agreement and will still be liable for the payment of their own commission mentioned herein before.

14. Should the Landlord or the Tenant be a limited company which fails to pay the commission or compensate the liquidated damages in the manner herein contained, the person(s) who signed this Agreement on behalf of the limited company shall be personally liable for all commission or liquidated damages due to the Agent.

15. *The Landlord and the Tenant agree to appoint the same solicitors. The cost incidental to the preparation and execution of formal tenancy agreement including solicitor’s fees shall be borne equally by the Landlord and the Tenant. Both parties hereby acknowledge and agree that the Agent shall authorize the said Solicitors to receive the Landlord’s commission and the Tenant’s commission respectively for and on behalf of the Agent.

*The Landlord and the Tenant agree that they shall separately appoint their own solicitors. Each party shall pay his own legal costs. The Landlord and the Tenant hereby acknowledge and agree that the Agent shall authorize the Landlord’s Solicitors and the Tenant’s Solicitors to receive the Landlord’s commission and the Tenant’s commission respectively for and on behalf of the Agent.

16. The stamp duty shall be borne equally by the Landlord and the Tenant.

17. The Landlord shall follow up and obtain the relevant Bank Consent for Letting.

18. The Landlord and the Tenant acknowledged the Privacy Policy Statement & Personal Information Collection Statement of the Agent.

19. *The Landlord / the Tenant consent(s) to the Agent’s provision of his / her name and telephone numbers to *surveyor / finance companies under Centaline Group for the purpose of providing tenancy management/ financial services Information. (The Agent may not so provide the data unless the Landlord/ the Tenant consent(s) in writing hereby).

20. The parties hereto hereby agree to be bound by the following additional terms:

21. The Landlord and the Tenant acknowledge that except as expressly stated in this Agreement, no staff of the Agent at the grade level below Branch Manager has the authority to make or give any promises, warranties or representations, express or implied, on behalf of the Agent. This Agreement supersedes all prior negotiations, representation, understanding and agreements of the parties hereto.

22. In case of conflict or inconsistency between the Chinese and English version, the English version shall prevail.

AS WITNESS the hands of the parties hereto the day and year first before written.

SIGNED BY THE LANDLORD For and on behalf of FAIRCO HOLDINGS LIMITED			SIGNED BY THE TENANT FOR AND ON BEHALF OF STUDENT LIVING CULTURE TECHNOLOGY LTD	SIGNED BY THE AGENT For and on behalf of CENTALINE PROPERTY AGENCY LIMITED

/s/ Lin, Shao Tong			/s/ Wong Ling Chi	/s/ Koel Long
Fairco Holdings Limited
Name	Authorized Signature(s)		Name WONG LING CHI	Name KOEL LONG
HKID No.			HKID No. Z	Licence No.

RECEIVED the above mentioned sum: HK$ 112,500 being the deposit hereinbefore mentioned WITNESS:		) ) ) ) )	For and on behalf of FAIRCO HOLDINGS LIMITED Authorized Signature(s)

Cash/Cheque (No            ) (Bank: ________)

Delete, if inappropriate	Tenant’s copy

Tenancy Agreement

An Agreement made the           day of           , 2021 between the Landlord and the Tenant as more particularly described in Schedule I.

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows :-

1.	The Tenant shall pay to the Landlord the Rent in advance on the first day of each and every calendar month during the Term. If the Tenant shall fail to pay the Rent within 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

2.	The Tenant shall not make any alteration and / or additions to the premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

3.	The Tenant shall not assign, transfer, sublet or part with the possession of the Premises or any part thereof to any other person. This tenancy shall be personal to the Tenant named herein.

4.	The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.

5.	The Tenant shall during the Term pay and discharge all charges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.

6.	The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

7.	The Tenant shall pay to the Landlord the Security Deposit set out in Schedule I for the due observance and performance of the terms and conditions herein contained and on his part to be observed and performed. Provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 30 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant to the Landlord, whichever is later. If the Rent and/or any charges payable by the Tenant hereunder or any part thereof shall be unpaid for seven (7) days after the same shall become payable (whether legally demanded or not) or if the Tenant shall commit a breach of any of the terms and conditions herein contained, it shall be lawful for the Landlord at any time thereafter to re-enter the Premises whereupon this Agreement shall absolutely determine and the Landlord may deduct any loss or damage suffered by the Landlord as a result of the Tenant’s breach from the Security Deposit without prejudice to any other right of action or any remedy of the Landlord in respect of such breach of the Tenant.

8. Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord.

9. The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair Provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

10. The Landlord shall pay the Property tax payable in respect of the Premises.

11. The Stamp Duty payable on this Agreement in duplicate shall be borne by the Landlord and the Tenant in equal shares.

12. The Landlord and the Tenant agree to be bound by the additional terms and conditions contained in Schedule II (if any).

13. If there is any conflict between the English version and the Chinese version in this Agreement, the English version shall prevail.

Received the Security Deposit of HK$337,500.00 by the Landlord	Received _______ key(s) of the Premises by the Tenant

Confirmed and Accepted all the terms and conditions Contained herein by the Landlord:	Confirmed and Accepted all the terms and conditions contained herein by the Tenant :

B.R. NO	B.R. NO

Schedule I

The Premises:	Portion A on Ground Floor, 1-5/F and Roof, Cheong Yuen Lau, No.1-3 Woo Sung Street, Jordan, Kowloon.

The Landlord:	Fairco Holdings Limited
whose *address/registered office is situate at
Room D, 3/F Thomson Commercial Building, 8-14 Thomason Road, Wan Chai, Hong Kong.

Telephone No.:

The Tenant:	Student Living Culture Technology Limited
whose *address /registered office is situate at
Rm 2606, 26/F C C Wu Building, 302-308 Hennessy Road, Wan Chai. Hong Kong.

Telephone No.:

Term:	From 01-06-2021 To 31-05-2025 (both days inclusive)
(Option Years 01-06-2025 To 31-05-2027 3 months option)

Rent:	HK$ 112,500.00 per month

Security Deposit:	HK$337,500.00

Schedule II

1.	User

The Tenant shall not use or permit to be used the Premises or any part thereof for any purpose other than for RESIDENTIAL purpose only. [P. S. - Please select one item : e.g. residential / commercial / office / shop / industrial]

2.	Miscellaneous Payments

a)	The Tenant shall be responsible for the following payments payable in respect of the Premises during the Term:

*(a)	Management fee:	Schedule III	(at current rate) (per month) (subject to revision from time to time)

*(b)	Air-Conditioning Charges:	Schedule III	(at current rate) (per month) (subject to revision from time to time)

*(c)	Government Rates:	Schedule III	(subject to actual amount demanded by the Government)

*(d)	Government Rent:	Schedule III	(subject to actual amount demanded by the Government)

3.	Rent Free Period

The Tenant shall be entitled to a rent free period of 5 Months from the 01-06-2021 to 31-07-2021; 01-06-2023 to 31-07-2023; 01-06-2025 to 30-06-2025 (both days inclusive) provided that the Tenant shall be responsible for the charges of Government Rent, Government Rates, management fees, water, electricity, gas, telephone and other outgoings payable in respect of Premises during such rent free period.

4.	Break Clause

Notwithstanding anything to the contrary hereinbefore contained, the Tenant shall be entitled to terminate this Agreement earlier than as herein provided by serving not less than 3 months’ written notice to the Landlord provided that this Agreement shall not be terminated earlier than a date which shall be (28-02-2025) from the commencement date of the Term (i.e., the Tenant shall rent the Premises for at least 48 months).

Schedule III

1.	Tenancy Term: Four years fixed plus two years three months option, the first two years rental HK$112,500.00 (from 01-06-2021 to 31-05-2023), the Tenant shall be entitled to take a further term with 8% increment (HK$121,500.00) from the date: 01-06-2023 to 31-05-2025 on the same terms and conditions as herein contained except this clause for option to renewal and the provisional herein for any rent-free period by serving not less than 3 month’s written notice of his /her/ its intention to do so. The renew rental $131.220.00 (8% increase for the option years). The security deposit will be adjust every further term by 8% increment.

2.	A)	Upon signing the primarily tenancy agreement with one month rental deposit $112,500.00, the Landlord allow the Tenant start the decoration inside the building. During the period, Tenant have to take relevant insurance for the building, all the water, electric fee, Government rates and other outgoing expense are all paid by the Tenant. Both parties agree to sign the formal tenancy agreement within 7 days after received certificate of completion of the above premises, with two months rental deposit and one month advance rental total $337,500.00.

3.	A)	Security Deposit : 3 Month’s Rental

B)	During the tenancy period, the rental payment is by quarter.

4.	The Property is delivered to the Tenant on “as is” basis. 1/F to 5/F, three units in each floor and each unit will not provide any air-conditioner, water heater and cooker.

5	Tenants shall not demolish the main wall within the 3 units, the Landlord agrees that the Tenant may make internal changes within the unit, under the compliance with fire services ordinance. The Tenant shall restore any alteration on the expiration of this tenancy.

6.	The Tenant is responsible for the water charge and electricity charge of all units on 1/F to 5/F.

Schedule IV

7.	At the time of delivery of the said premises to the Tenant, the Landlord shall ensure that the lift lobby on the G/F, the 1/F to 5/F and the common areas, such as corridors and stairs are in good condition. During the term of tenancy, the Tenant shall manage and repair the said premises, the common areas on the 1/F to 5/F (such as corridors, stairs, lobbies) and the lift lobby on the G/F (portion A) (fair, wear and tear and the structural problem not caused by the Tenant excepted). The Tenant shall also be responsible to pay all the relevant outgoings, such as water and electricity charges, etc.

8.	The Tenant is responsible for the water charge and electricity charge of all units on 1/F to 5/F.

9.	The Tenant is responsible for the Government Rent and Government Rates. (If any)

10.	The Tenant only have the right to use the roof and not allow to sub-let by any usages.

11.	The Tenant use the signboard of the external wall and the external part of the entrance of portion A (as the attached photo) of the building during the tenancy period without any charges by Landlord.

12.	The Landlord is responsible for the maintenance and repair to keep the elevator in good condition for the Tenant to use.

Schedule V

13.	The Landlord agree to fix up the following items:

1)	The Landlord will fixed up the fire proof glass door, and fire proof glass wall. The life lobby (portion A) (as the attached plan).

2)	Landlord have to provide twenty-five fire proof doors to Tenant, the Tenant has to fixed up by themselves and pay the cost.

3)	Fixed up the fire proved door on Roof.

4)	The Landlord have to fixed up the fire exit gate of ground floor (as the attached plan).

5)	The Landlord have to cover the electrical control panel area (as attached floor plan).

14.	During the tenancy period, the Landlord and the Tenant have to Purchase relevant insurance by their own part.

15.	The Tenant shall during the Term keep the lift of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

Signed by Landlord	Signed by Tenant	Signed by Agent

Schedule VI

Additional Plan

Additional Clauses

Regarding the Preliminary Tenancy Agreement No. ____________, both parties agreed as follows:

1.	Tenancy Term: Four years fixed plus two years three months option, the first two years rental HK$112,500 (from 1/4/2021 to 31/3/2023), the Tenant shall be entitled to take a further term with 8% increment (HK$121,500) from the date: 1/4/2023 to 31/3/2025 on the same terms and conditions as herein contained except this clause for option to renewal and the provisional herein for any rent-free period by serving not less than 3 month’s written notice of his /her/ its intention to do so. The renew rental $131,220 (8% increase for the option years). The security deposit will be adjust every further term by 8% increment.

2.	A)	Upon signing the primarily tenancy agreement with one month rental deposit $112,500, the Landlord allow the Tenant start the decoration inside the building. During the period, Tenant have to take relevant insurance for the building, all the water, electric fee, Government rates and other outgoing expense are all paid by the Tenant. Both parties agree to sign the formal tenancy agreement within 7 days after received certificate of completion of the above premises, with two months rental deposit and one month advance rental total $337,500.

B)	Rent Free Period : 5 months (From 1/4/2021 to 31/5/2021 ; 1/4/2023 to 31/5/2023 ; 1/6/2027 to 30/6/2027)

3.	A)	Security Deposit : 3 Month’s Rental

B)	During the tenancy period, the rental payment is by quarter.

4.	The Property is delivered to the Tenant on “as is” basis. 1/F to 5/F, three units in each floor and each unit will not provide any air-conditioner, water heater and cooker. (Please see attachment 1&2)

5.	Tenants shall not demolish the main wall within the 3 units, the Landlord agrees that the Tenant may make internal changes within the unit, under the compliance with fire services ordinance. The Tenant shall restore any alteration on the expiration of this tenancy.

6.	The Tenant is responsible for the water charge and electricity charge of all units on 1/F to 5/F.

7.	At the time of delivery of the said premises to the Tenant, the Landlord shall ensure that the lift lobby on the G/F, the 1/F to 5/F and the common areas, such as corridors and stairs are in good condition. During the term of tenancy, the Tenant shall manage and repair the said premises, the commons areas on the 1/F to 5/F (such as corridors, stairs, lobbies) and the lift lobby on the G/F (portion A) (fair, wear and tear and the structural problem not caused by the Tenant excepted). The Tenant shall also be responsible to pay all the relevant outgoings, such as water and electricity charges, etc.

8.	The Tenant is responsible for the water charge and electricity charge of all units on 1/F to 5/F.

9.	The Tenant is responsible for the Government Rent and Government Rates. (If any)

10.	The Tenant only have the right to use the roof and not allow to sub-let by any usages.

11.	The Tenant use the signboard of the external wall and the external part of the entrance of portion A (as the attached photo) of the building during the tenancy period without any charges by Landlord.

12.	The Landlord is responsible for the maintenance and repair to keep the elevator in good condition for the Tenant to use.

13.	The Tenant acknowledges that the Landlord is carrying out decoration work, if the Landlord fails to get the certificate of completion regarding, the said work on or before 1st April, 2021. Both parties agrees to extend the lease of the commencing date until the Landlord received the certificate of completion, during the extension period, the Tenant has the right to cancel this tenancy, the Landlord has to refund all deposit and rent paid by the Tenant in 7 days without interest, both parties shall have no claims against each other thereafter.

14.	If the Tenant shall cancel this tenancy pursuant to Clause 13, both the Landlord and the Tenant shall not be liable to pay commission or compensation to the Agent.

15.	The Landlord agree to fix up the following items :

1.	The Landlord will fixed up the fire proof glass door, and fire proof glass wall. The life lobby (portion A) (as the attached plan).

2.	Landlord have to provide twenty-five fire proof doors to Tenant, the Tenant has to fixed up by themselves and pay the cost.

3.	Fixed up the fire proved door on Roof.

4.	The Landlord have to fixed up the fire exit gate of ground floor (as the attached plan).

5.	The Landlord have to cover the electrical control panel area (as attached floor plan).

16.	During the tenancy period, the Landlord and the Tenant have to Purchase relevant insurance by their own part.

17.	The Tenant shall during the Term keep the lift of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

18.	Both parties agree that the Tenant will take over the Premises for decoration on the date after sign the Preliminary Tenancy Agreement.

Signed by Landlord	Signed by Tenant	Signed by Agent

For and on Behalf of Student Living Culture Technology LTD

/s/ Wong Ling Chiz
Wong Ling Chiz 705110(8)

Additional Clauses

Regarding the Preliminary Tenancy Agreement No. _____________, both parties agreed as follows:

SIGMA Elevator (HK) Ltd.
星瑪電梯 (香港) 有限公司

 Lift No. 1 at 1-3 Woosung Street, Jordan, Kowloon, Hong Kong

Operation & Maintenance Manual

Architect: L & N Architects Limited

Owner: Fairco, Holdings Limited

Main Contractor: Kin Wah Construction (H.K.) Co., Ltd.

Warranty: DLP 24 Jul 2020 to 23 Jul 2021

	Installation Contractor	Maintenance contractor

Name	Sigma Elevator (HK) Ltd.	Sigma Elevator (HK) Ltd.

Address	11/F, Harbourside HQ, 8 Lam Chak Street, Kowloon Bay, Hong Kong	11/F, Harbourside HQ, 8 Lam Chak Street, Kowloon Bay, Hong Kong

Tel. No.

Fax No.